INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement on Form SB-2 of our report dated October 9, 2007 with respect to financial statements of HS3 Technologies, Inc. as of June 30, 2007 and the related statements of operations, shareholders' equity, and cash flows for year ended June 30, 2007, filed with the Securities and Exchange Commission.

Weaver & Martin

Weaver & Martin LLC
Kansas City, Missouri

October 18, 2007